EXHIBIT 10.2

** Information marked as "[redacted **]" has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

ADDENDUM NO.2 to SUPPLY AND DISTRIBUTION AGREEMENT

This Addendum No. 2 to Supply and Distribution Agreement ("Addendum No. 2") is made as of August 1, 2007, (the "Effective  Date") by and between Synergetics  USA, Inc. (f/k/a Valley Forge Scientific Corp. (referred to herein as "VFS") and Stryker Instruments Division of Stryker Corporation, a Michigan corporation ("Distributor"). Capitalized terms used herein and not otherwise defined shall have the same meanings as given them in the Agreement (as such tennis defined below).

WHEREAS, VFS and Distributor are parties to that certain Supply and Distribution Agreement dated as of October 25, 2004, as amended by that certain Addendum No. I dated November 15  2006 (collectively, the "Agreement"); and

WHEREAS, VFS and Distributor desire to amend the Agreement upon the terms and conditions noted below.

NOW THEREFORE, the parties hereto, in exchange for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree

1.         Section 1., Paragraph  1.5  of  the Agreement is hereby amended  and  modified to  provide as follows:

(a)        The agreed upon Initial Products Minimums for the Generator Product for the remaining Agreement Years of the term of the Agreement (as extended in Paragraph 3 of this Addendum No.2) are as follows:

Agreement Year	Initial Products Minimum
2007	[Redacted **]
2008	[Redacted **]
2009	[Redacted **]
2010	[Redacted **]

(b)        Notwithstanding any other provisions of Paragraph 1 of the Agreement to the contrary, in addition to the other bases for reduction of the minimum purchase requirements set forth in Paragraph 1.5, Initial Products Minimum for each Agreement Year shall also be reduced in direct proportion to the amount that actual purchases during the immediately preceding Agreement Year exceed the Initial Product Minimum for such Agreement Year.  For purposes of clarification, if the actual purchases of   Generator Products for 2007 equal [redacted**] units, then the Initial Products Minimum for 2008 will be reduced to [redacted**] units.

2.         Section 1., Paragraph  2  of  the  Agreement is hereby amended  and  modified to  provide that notwithstanding any other provision of Paragraph 2 or the Agreement to the contrary, the pricing for the Generator Product effective as of June 1, 2007, is [redacted**]. Subject to the terms of this Section 2, the Generator Product price will remain fixed thereat for the duration of the term of the Agreement. VFS and Distributor may review the price of the Generator Product during the last calendar month of each Agreement Year.  The Generator Product price may be adjusted to reflect increases or decreases in VFS' production costs solely as a direct  result of changes in VFS' component parts costs (other than those components set forth  on Exhibit  1 attached  hereto, collectively  referred to herein as the "Excluded Components"); provided however, that (i) such Generator Product price increase or decrease will only be necessary to the extent that the aggregate percentage cost increases of the non-Excluded Components results in a net cost increase or decrease for the Generator Product of [redacted**], and (ii) the net price increase or decrease for the Generator Product shall be limited to not more than [redacted**] change from the price in effect for the preceding Agreement Year.  VFS shall present Distributor with a detailed list of proposed changes in the price of Generator Product (with supporting documentation) at least forty-five (45) days before the annual review. Any pricing  revisions  shall  be effective as of the first day of the immediately  following Agreement Year.  Price revisions shall be documented in writing as an amendment to the Agreement.

3.         Section  III., Paragraph   1.1  of  the  Agreement  is hereby amended  and  modified  to delete  such section in its entirety and substitute therefor the following:

"Unless  terminated  sooner  pursuant to Section III., Paragraph  2 hereof  or extended  as provided herein, the term of this Agreement  shall commence on the Effective  Date and shall continue  in force until December  31, 2010.   If on or before December 31, 2009 the term of this Agreement has not been extended  beyond December 31, 2010 by written agreement  of Distributor and VFS, the parties on written  notice  from either  party shall for a period  of  ninety (90) days after such written notice (but in no event shall such period extend past the end of the sixth Agreement Year) conduct good faith discussions at mutually convenient  times regarding  the terms and conditions of an extension  to this Agreement.   While the parties are obligated to discuss an extension in good faith, there is no obligation  on the part of either party to agree to an extension.

4.         This  Addendum  No. 2  may  be executed  in one or  more counterparts, each  of which  shall  be deemed an original, and all of which shall constitute one and the same instrument.

5.         Except  as  provided  herein,  all  other  terms,  conditions  and  provisions  of  the Agreement  shall remain in full force and effect.

6.        This Addendum No. 2, Addendum No.I and the Agreement, including all documents referred to herein or therein and attached hereto or thereto, constitute the entire agreement of the parties on the subject matter hereof and supersedes all prior representations, understandings and agreements between the parties with respect to such subject matter. The documents referred to herein or therein and attached hereto or thereto shall be read together with this Third Amendment, the Second Amendment, the First Amendment and the Agreement to determine the parties' intent. In the event of a conflict between or among such documents, the documents shall govern in this order: (1) the Agreement, (2) this Addendum No. 2, and (3) Addendum No. 1.

IN  WITNESS   WHEREOF  the  parties  have  executed   this  Addendum   No.  2  through   their authorized  representatives.

SYNERGETICS USA, INC.		STRYKER CORPORATION

By:	/s/ Gregg D. Scheller	By:	/s/ Stephen S. Johnson

Name:	Gregg D. Scheller	Name:	Stephen S. Johnson

Title:	President & CEO	Title:	Vice President